RUDDICK CORPORATION
INCENTIVE STOCK OPTION AWARD AGREEMENT

            THIS AWARD AGREEMENT, made and entered into as of the ____ day of _____________, 200__ (the "Grant Date") by and between Ruddick Corporation, a North Carolina corporation (the "Corporation") and the optionee (the "Participant") set forth on the attached Notice of Grant of Stock Options and Option Agreement.

            WHEREAS, the Corporation has adopted the Ruddick Corporation 1995 Comprehensive Stock Option Plan, the Ruddick Corporation 1997 Comprehensive Stock Option and Award Plan, the Ruddick Corporation 2000 Comprehensive Stock Option and Award Plan and the Ruddick Corporation 2002 Comprehensive Stock Option and Award Plan (collectively, "Stock Option Plans" and individually, "Stock Option Plan"); and

            WHEREAS, the Participant is employed by the Corporation or one of its Subsidiaries and therefore is eligible to receive an option under the Stock Option Plans; and

            WHEREAS, pursuant to the terms of the Stock Option Plans, the Participant may be granted an Incentive Stock Option under the Stock Option Plans;

            NOW, THEREFORE, the Corporation and the Participant agree as follows:

             1.         Subject to the terms and conditions set forth herein, in the attached Notice of Grant of Stock Options and Option Agreement (the "Notice") and in the Stock Option Plan identified in the Notice (the "Plan"), the Corporation grants to the Participant, during the period commencing on the Grant Date and ending on the expiration date specified in the Notice (the "Option Period"), the right to purchase from the Corporation (the "Stock Option"), up to but not exceeding in the aggregate that number of shares of the Corporation's common stock (the "Common Stock") set forth in the Participant's Notice at the price per share specified in the Notice (the "Option Price"), and the Stock Option may be exercised during the Option Period in accordance with the vesting schedule set forth in the Notice.

             2.         To the extent not previously exercised, the vested portions of the Stock Option shall accumulate and shall be exercisable by the Participant in any subsequent year included in the Option Period; provided, however, that the Stock Option shall be subject to termination before the expiration of the Option Period as provided in Section 4 hereof.  Notwithstanding any provision of this Award Agreement, the Plan or the Participant's Notice to the contrary, no portion of the Stock Option may be exercised after expiration of the Option Period.

            3.         Notwithstanding any vesting period contained in the Participant's Notice, in the event that the Participant retires with the consent of the Corporation or any of its Subsidiaries, or the Participant ceases to be employed by the Corporation or one of its Subsidiaries by reason of the Participant's death or Disability (defined as an injury or illness resulting in the inability of a Participant to engage in the Participant's profession by reason of any medically determinable physical or mental impairment which can be expected to result in death or which is to last or can be expected to last for a continuous period of not less than twelve months), the Stock Option granted hereby, to the extent that such Stock Option has not previously expired or been terminated or exercised, shall become fully exercisable and vested and shall remain exercisable until exercised by the Participant or terminated in accordance with Section 4 hereof.

             Retirement by the Participant, in accordance with the provisions of any retirement plan of the Corporation in which the Participant was a participant on the date of termination of employment, at the normal retirement date under such retirement plan, or if such date is not so determinable, then at or after the attainment of age 65 by the Participant, shall constitute a retirement with the consent of the Corporation for the purposes of this Award Agreement.  As provided in Section 12 hereof, the Committee shall have absolute and uncontrolled discretion to determine whether any other termination of the Participant's employment is to be considered as retirement with the consent of the Corporation for the purposes of this Award Agreement and whether an authorized leave of absence or absence on military or government service or otherwise shall constitute a termination of employment for the purposes of this Award Agreement.

             4.         The Stock Option hereby granted shall terminate and be of no force or effect upon the first to occur of the following events:

            (a)        The expiration of the Option Period;

            (b)        If the Participant's employment is terminated for cause (as determined by the Committee in its sole discretion) by the Corporation or any of its Subsidiaries, the date of such termination; provided, however, that in such event the unvested and unexercised portion, if any, of the Participant's Stock Option shall expire and terminate immediately upon such termination of employment;

            (c)        Except as set forth in Section 4(b) and 4(d) hereof, the expiration of three months after the Participant ceases to be employed by the Corporation or one of its Subsidiaries (in the event the Participant ceases to be employed by the Corporation or one of its Subsidiaries by reason of retirement with the consent of the Corporation this Stock Option, to the extent that it has not previously expired or been exercised, shall become fully exercisable and vested as provided in Section 3 hereof);

            (d)        If the Participant (i) ceases to be employed by the Corporation or one of its Subsidiaries by reason of the Participant's death or Disability or (ii) dies within three (3) months after the Participant ceases to be employed by the Corporation or one of its Subsidiaries, except in the case of 4(b) hereof, (in the event the Participant ceases to be employed by the Corporation or one of its Subsidiaries by reason of the Participant's death, Disability or retirement with the consent of the Corporation this Stock Option, to the extent that it has not previously expired or been exercised, shall become fully exercisable and vested as provided in Section 3 hereof), the first to occur of (A) the expiration of one (1) year after such date of death or Disability and (B) the end of the Option Period.  During such period the Stock Option may be exercised by the Participant (in the case of Disability) or the person to whom the Participant's rights hereunder shall have passed by will or by the laws of descent and distribution.

         5.         The Stock Option hereby granted shall be exercised by the Participant by written notice (signed by the Participant or the Participant's successors) delivered to the Corporation at its offices at 301 South Tryon Street, Suite 1800, Charlotte, North Carolina 28202, Attention: Corporate Secretary, or such other address to which the Corporation's office may be relocated, from time to time, on any business day, specifying the whole number of shares the Participant then desires to purchase.  Full payment for such shares of Common Stock being acquired hereunder must be made at the time the Stock Option is exercised and may be made in cash for an amount in U.S. dollars equal to the price of such shares being acquired as described in the Participant's Notice.  Payment may also be made in shares of Common Stock previously held by the Participant or by combining cash and shares previously held.  Payment in shares may be made with shares received upon the exercise or partial exercise of the Stock Option hereby granted, whether or not involving a series of exercises or partial exercises and whether or not share certificates for such shares surrendered have been delivered to the Participant.  Shares of Common Stock previously held by the Participant, and surrendered in accordance with rules and regulations adopted by the Committee for the purpose of making full or partial payment of the price, shall be valued for such purpose at the Fair Market Value thereof on the date the Stock Option is exercised.  As soon as practicable after said notice shall have been received, the Corporation shall deliver to the Participant a stock certificate registered in the Participant's name representing the shares acquired under this Stock Option, or electronically transfer such shares to the Participant's broker, as directed.

          6.         The Stock Option granted hereunder is an Incentive Stock Option and is intended to qualify for tax treatment under Code Section 422.

          7.         Shares of Common Stock issued pursuant to the exercise of this Stock Option will be issued only in the name of the Participant and may not be transferred into the name of any agent of or nominee for the Participant until such time as a disposition of such shares would satisfy the holding period requirements of Code Section 422(a)(l).

          8.         Whenever the word "Participant" is used in any provision of this Award Agreement under circumstances where the provision should logically be construed to apply to the estate, personal representative, or beneficiary to whom this Stock Option may be transferred pursuant to Section 7 hereof or by will or by the laws of descent and distribution, it shall be deemed to include such person.

          9.         The Participant shall not be deemed for any purpose to be a shareholder of the Corporation with respect to any shares as to which this Stock Option shall not have been exercised and payment made as herein provided and a stock certificate for such shares actually issued to the Participant.  No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

       10.       In addition to and notwithstanding anything to the contrary contained in the Plan, in the event of (i) the adoption of a plan of merger or consolidation of the Corporation with any other corporation or association as a result of which the holders of the voting capital stock of the Corporation as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (ii) the approval by the Board of Directors of an agreement providing for the sale or transfer (other than as security for obligations of the Corporation) of substantially all the assets of the Corporation, or (iii) in the absence of a prior expression of approval of the Board of Directors, the acquisition of more than 20% of the Corporation's voting capital stock by any person within the meaning of Section 13(d)(3) of the Act, other than a person, or group including a person, who beneficially owned, as of the Effective Date of the Plan, more than 5% of the Corporation's securities; then, the Stock Option granted hereunder shall become immediately exercisable in full, subject to any appropriate adjustments in the number of shares subject to the Stock Option and the Option Price, and shall remain exercisable for the remaining term of such Stock Option, regardless of any provision contained herein, in the Plan or in the Participant's Notice limiting the exercisability of the Stock Option or any portion thereof for any length of time, but subject to all of the terms hereof (including Section 4 hereof) and of the Plan not inconsistent with this paragraph.

            The existence of this Stock Option shall not affect in any way the right or power of the Corporation or its subsidiaries to make adjustments, reclassifications, reorganizations or other changes in the Corporation's capital structure or its business, or to issue any bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or to merge or consolidate, or to dissolve or liquidate, or to sell or transfer all or any part of its assets or business, or any other corporation act or proceeding, whether of a similar character or otherwise.

          11.       Anything in this Award Agreement or the Participant's Notice to the contrary notwithstanding, if, at any time specified herein for the issue of shares to the Participant, any law, or any regulation or requirement of the Securities and Exchange Commission or any other governmental authority having jurisdiction in the premises, shall require either the Corporation or the Participant to take any action in connection with the shares of Common Stock then to be issued, the issue of such shares shall be deferred until such action shall have been taken, the Corporation shall be under no obligation to take such action, and the Corporation shall have no liability whatsoever as a result of the non-issuance of such shares, except to refund to the Participant any consideration tendered in respect of the exercise price.

          12.       Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Award Agreement or the Participant's Notice shall be determined by or in the manner specified by the Committee in its absolute and uncontrolled discretion, and the determinations or interpretations by the Committee shall be final, binding and conclusive on all persons affected thereby.  The Plan and this Award Agreement may be amended, modified, discontinued or terminated as provided in the Plan.

         13.       Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows:  to the Corporate Secretary of the Corporation, at 301 South Tryon Street, Suite 1800, Charlotte, North Carolina 28202, or at such other address as the Corporation, by notice to the Participant, may designate in writing from time to time; to the Participant, at the Participant's address as shown on the records of the Corporation, or at such other address as the Participant, by notice to the Corporation, may designate in writing from time to time.

         14.       This Award Agreement is subject in all respects to the terms and conditions contained in the Plan and the Participant's Notice, copies of which are attached hereto and incorporated herein by reference.  All capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan, unless the context clearly indicates otherwise.

         15.       The Participant shall notify the Corporation if such Participant sells or otherwise transfers any shares of Common Stock acquired upon exercise of this Stock Option within two (2) years of the Grant Date of such Stock Option or within one (1) year of the date such shares were acquired upon the exercise of such Stock Option.